Exhibit 3.10

AMENDMENT TO BYLAWS

The undersigned Vice Chairman of LTC Properties, Inc. (the “Company”), hereby certifies that the Board of Directors of the Company, by Unanimous Written Consent of Directors dated August 26, 2003 adopted the following amendment to the Bylaws of the Company:

Section 2.12 of Article II of the Bylaws of the Company be, and hereby is, amended to read as follows:

2.12.    VACANCIES.    A vacancy which arises through the death, resignation or removal of a Director or as a result of an increase by the Board of Directors in the number of Directors may be filled by the vote of a majority of the remaining Directors, even if such majority is less than a quorum, and a Director so elected by the Board of Directors to fill a vacancy shall serve until the next annual meeting of Stockholders and until his successor shall be duly elected and qualified. At the annual meeting of Stockholders, a Director shall be elected to fill the vacancy for the remainder of the present term of office of the class to which the Director is elected.

IN WITNESS WHEREOF, the undersigned Vice Chairman of the Company, has executed this Amendment to Bylaws as of this 28th day of August, 2003.

/s/ WENDY L. SIMPSON

Wendy L. Simpson Vice Chairman